EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
David Green	Chane Graziano	Bryce Chicoyne
President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	bchicoyne@harvardbioscience.com
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports Second Quarter 2007 Results

Holliston, MA, August 2, 2007 / — Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the three and six months ended June 30, 2007.

Revenues from our continuing operations for the three months ended June 30, 2007 were $20.4 million, an increase of 12.2% compared to revenues of $18.2 million for the three months ended June 30, 2006. Excluding the impact of foreign exchange rate changes, revenue grew approximately 8.6% during the three months ended June 30, 2007 compared to the same period in 2006. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $2.0 million, or $0.06 per diluted share, for the three months ended June 30, 2007 compared to $1.8 million, or $0.06 per diluted share, for the same period in 2006. Non-GAAP adjusted income from continuing operations was $2.4 million, or $0.08 per diluted share, for the three months ended June 30, 2007 compared to $2.0 million, or $0.07 per diluted share, for the same period in 2006. See Exhibits 3, 4 and 5 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations, GAAP earnings per diluted share from continuing operations to non-GAAP adjusted earnings per diluted share from continuing operations and changes in revenues excluding foreign exchange fluctuations.

Revenues from our continuing operations for the six months ended June 30, 2007 were $39.5 million, an increase of 11.2% compared to revenues of $35.6 million for the six months ended June 30, 2006. Excluding the impact of foreign exchange rate changes, revenue grew approximately 6.9% during the six months ended June 30, 2007 compared to the same period in 2006. Income from continuing operations, as measured under GAAP, was $3.8 million, or $0.12 per diluted share, for the six months ended June 30, 2007 compared to $3.4 million, or $0.11 per diluted share, for the same period in 2006. Non-GAAP adjusted income from continuing operations was $4.6 million, or $0.15 per diluted share, for the six months ended June 30, 2007 compared to $4.0 million, or $0.13 per diluted share, for the same period in 2006. See Exhibits 3, 4 and 5 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations, GAAP earnings per diluted share from continuing operations to non-GAAP adjusted earnings per diluted share from continuing operations and changes in revenues excluding foreign exchange fluctuations.

“Our revenue growth during the second quarter of 2007 was primarily driven by the strong performance of our Harvard Apparatus subsidiaries primarily in the United Kingdom, France, Germany and Canada. Also contributing to this growth was the strong market demand for our new spectrophotometers sold by our Biochrom subsidiary and plate readers sold by our Asys subsidiary,” said Chane Graziano, CEO of Harvard Bioscience.

“As we look forward to the third quarter of 2007, based on current economic trends, we anticipate generating revenues between $19.0 and $20.0 million and reporting non-GAAP adjusted earnings per diluted share from continuing operations between $0.07 and $0.08. Also based on these trends, our full year guidance remains unchanged as we expect to generate revenue between $80.0 and $83.0 million and report non-GAAP adjusted earnings per diluted share from continuing operations between $0.29 and $0.31,” continued Chane Graziano, CEO of Harvard Bioscience.

This non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of potential acquisitions in 2007, the impact of stock-based compensation expense recognized under SFAS No. 123(R), and the impact of tax benefits associated with filing consolidated tax returns for continuing and discontinued businesses. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP adjusted earnings per diluted share from continuing operations.

Reconciliation of Guidance for US GAAP Earnings per Diluted Share From Continuing Operations to Adjusted Non-GAAP Earnings per Diluted Share From Continuing Operations

(unaudited)

	Three Months Ended September 30, 2007		Year Ended December 31, 2007
	Low Estimate	High Estimate	Low Estimate	High Estimate
Non-GAAP adjusted diluted earnings per common share from continuing operations - A	$0.07	$0.08	$0.29	$0.31
Less the impact of:
Amortization of intangible assets, net of tax - A	(0.01)	(0.01)	(0.04)	(0.04)

Stock-based compensation (SFAS No. 123(R)), net of tax - B	(0.01)	(0.01)	(0.06)	(0.06)

Tax benefits of filing consolidated tax returns for continuing and discontinued businesses - C	0.01	0.01	0.04	0.04

Diluted earnings per common share from continuing operations - A	$0.06	$0.07	$0.23	$0.25

A - Assumes no additional acquisitions.

B - Assumes no additional 2007 stock option grants.

C - Does not include the tax impact of completing the divestiture of our Capital Equipment Business.

Operating Results for Continuing Operations

Three months ended June 30, 2007 compared to three months ended June 30, 2006:

Revenues increased $2.2 million, or 12.2%, to $20.4 million for the three months ended June 30, 2007 compared to $18.2 million for the same period in 2006. Excluding the impact of foreign exchange, revenues increased $1.6 million, or 8.6%. The revenue increase was primarily derived from our cell biology equipment sold by our Harvard Apparatus businesses, the impact of new spectrophotometers sold by our Biochrom subsidiary, increased sales of plate readers at our Asys subsidiary and the impact of our recently acquired Anthos product lines. In addition, revenue growth was strong internationally, particularly in Europe. The foreign exchange impact on sales denominated in foreign currencies was $0.6 million, or 3.6%, during the second quarter of 2007.

Cost of product revenues increased $1.5 million, or 16.6%, to $10.4 million for the three months ended June 30, 2007 from $8.9 million for the three months ended June 30, 2006. The increase in cost of product revenues was mainly due to increased sales volumes in the second quarter of 2007 compared to the same period in 2006. Gross profit as a percentage of revenues decreased to 48.9% for the three months ended June 30, 2007 compared with 50.8% for the same period in 2006. The decrease in gross profit as a percentage of revenues was primarily due to a higher proportion of sales from our lower margin products, primarily from our Anthos product lines.

Sales and marketing expenses increased $0.2 million, or 8.4%, to $2.6 million for the three months ended June 30, 2007 compared to $2.4 million for the three months ended June 30, 2006. This increase is primarily due to an increase in foreign exchange rates of $0.1 million, commissions due to higher sales volumes and other employee related costs of $0.1 million.

General and administrative expenses were $3.5 million, an increase of $0.1 million, or 4.1%, for the three months ended June 30, 2007 compared to $3.4 million for the three months ended June 30, 2006. The increase in general and administrative expenses is primarily due to an increase in foreign exchange rates of $0.1 million and stock-based compensation of $0.2 million offset by a decrease in professional fees of approximately $0.2 million.

Research and development expenses were $0.9 million, an increase of $0.1 million, or 14.9%, for the three months ended June 30, 2007 compared to $0.8 million for the three months ended June 30, 2006. The increase in research and development expenses is primarily due to an increase in employee and other costs associated with recent product introductions.

Six months ended June 30, 2007 compared to six months ended June 30, 2006:

Revenues increased $4.0 million, or 11.2%, to $39.5 million for the six months ended June 30, 2007 compared to $35.6 million for the same period in 2006. Excluding the impact of foreign exchange, revenues increased $2.4 million, or 6.9%. The revenue increase was primarily derived from our core physiology and cell biology equipment sold by our Harvard Apparatus businesses, the impact of new spectrophotometers sold by our Biochrom subsidiary, increased sales of plate readers at our Asys subsidiary and the impact of our recently acquired Anthos product lines. The foreign exchange impact on sales denominated in foreign currencies was $1.4 million, or 4.3%, during the six months ended June 30, 2007.

Cost of product revenues increased $2.7 million, or 15.4%, to $20.1 million for the six months ended June 30, 2007 from $17.4 million for the six months ended June 30, 2006. The increase in cost of product revenues was mainly due to increased sales volumes in the first six months of 2007 compared to the same period in 2006. Gross profit as a percentage of revenues decreased to 49.1% for the six months ended June 30, 2007 compared with 51.0% for the same period in 2006. The decrease in gross profit as a percentage of revenues was primarily due to a higher proportion of sales from our lower margin products, primarily from our Anthos product lines.

Sales and marketing expenses increased $0.4 million, or 8.3%, to $5.0 million for the six months ended June 30, 2007 compared to $4.6 million for the six months ended June 30, 2006. This increase is primarily due to an increase in foreign exchange rates of $0.2 million, commissions due to higher sales volumes and other employee related costs of $0.2 million.

General and administrative expenses were $6.9 million, an increase of $0.3 million, or 5.3%, for the six months ended June 30, 2007 compared to $6.6 million for the six months ended June 30, 2006. The increase in general and administrative expenses is primarily due to an increase in foreign exchange rates of $0.2 million, stock-based compensation of $0.2 million and bonus of $0.1 million offset by a decrease in professional fees of $0.2 million.

Research and development expenses were $1.7 million, an increase of $0.2 million, or 13.6%, for the six months ended June 30, 2007 compared to $1.5 million for the six months ended June 30, 2006. The increase in research and development expenses is primarily due to an increase in foreign exchange rates of $0.1 million and costs associated with recent product introductions of $0.1 million.

Balance Sheet

We ended the second quarter of 2007 with cash and cash equivalents of $10.0 million compared to cash and cash equivalents of $9.8 million at December 31, 2006. As of June 30, 2007, $9.0 million was held by our continuing operations and $1.0 million was held by our discontinued operations. During the six months ended June 30, 2007, we repaid $2.8 million on our revolving credit facility bringing down the amount outstanding as of June 30, 2007 to $0.2 million compared to $3.0 million at December 31, 2006.

Accounts receivable were $13.1 million and inventories were $12.7 million as of June 30, 2007. Outstanding days of sales were 59 days for the three months ended June 30, 2007 compared to 57 days for the same period of 2006. Outstanding days of sales increased primarily due to an increase in international customers who generally pay slower. Inventory turns were 3.4 times for the three months ended June 30, 2007 compared to 3.6 times for the same period of 2006. Inventory turns are down primarily due to the building of inventories in anticipation of certain new product launches set for the third quarter of 2007.

Discontinued Operations

During the quarter ended September 30, 2005, the Company announced plans to divest its Capital Equipment Business segment. The decision to divest this business segment was based on the fact that market conditions for the Capital Equipment Business have been such that this business has not met the Company’s expectations and the decision to focus Company resources on the Apparatus and Instrumentation Business segment. As a result, we began reporting the Capital Equipment Business segment as a discontinued operation in the third quarter of 2005. The loss from discontinued operations, net of tax was approximately $3.8 million for the three months ended June 30, 2007 compared to a loss of $2.1 million for the same period in 2006. The loss from discontinued operations, net of tax was approximately $5.0 million for the six months ended June 30, 2007 compared to a loss of $3.2 million for the same period in 2006. During the quarter ended June 30, 2007, the Company utilized the terms of a proposed agreement to purchase substantially all of the assets that comprise the Capital Equipment Business segment to re-evaluate the fair value less costs to sell these assets. The proposed agreement included contingent consideration from an earn-out agreement for which no value has been ascribed since realization is not assured. Based on management’s evaluation, additional asset impairment charges of approximately $2.9 million were recorded during the three and six months ended June 30, 2007.

The above proposed agreement is not a definitive agreement for the sale of the Capital Equipment Business segment. There can be no assurances that the Company will sell this portion of its Capital Equipment Business segment pursuant to the terms of this proposed agreement or at all. We will provide an update on the status of the divestiture of the Capital Equipment Business segment during our conference call later this afternoon.

Conference Call Details

As previously announced, management will host a conference call to address second quarter results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Boston time on Thursday, August 2, 2007. To listen to the conference call, log on to our website at: www.harvardbioscience.com and click on the Earnings Call icon. The live conference call is also accessible by dialing 888.679.8018 and referencing the pass code of “82501429.” This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted income from continuing operations, adjusted earnings per diluted share from continuing operations and revenue growth excluding foreign exchange. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses, discontinued operations and stock-based compensation expense, all net of tax. They also exclude the tax benefits of filing consolidated tax returns for continuing and discontinued businesses. We believe that revenue excluding foreign exchange provides useful information to investors by enabling them to evaluate growth in our business, excluding the impact of change in foreign exchange rates. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income and earnings per diluted share from continuing operations for the three months ended June 30, 2007 and 2006, and our revenue growth excluding the impact of foreign exchange for the quarters ending March 31, 2006 through June 30, 2007, the year ended December 31, 2006 and the six months ended June 30, 2007 compared to the corresponding periods ending from the prior year to the comparable GAAP financial information is included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries, through its 1,100 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, and Austria with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s inability to complete the divestiture of its Capital Equipment Business segment on attractive terms, the potential loss of business at the Company’s Capital Equipment Business segment relating to the Company’s decision to divest this business, unanticipated costs or expenses related to the divestiture of the Capital Equipment Business segment, the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$8,969	$9,357
Trade receivables	13,099	13,323
Inventories	12,728	10,743
Property, plant and equipment	4,731	4,610
Goodwill and other intangibles	33,965	34,419
Other assets	3,213	3,464
Assets of discontinued operations - held for sale	13,614	17,312

Total assets	$90,319	$93,228

Liabilities and Stockholder’s Equity
Current liabilities - continuing operations	$8,712	$9,618
Current liabilities - discontinued operations	5,066	5,066

Total current liabilities	13,778	14,684
Total liabilities	17,664	21,345
Stockholders’ equity	72,655	71,883

Total liabilities and stockholders’ equity	$90,319	$93,228

Exhibit 2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$20,410	$18,187	$39,525	$35,557
Cost of product revenues	10,426	8,945	20,120	17,435

Gross profit	9,984	9,242	19,405	18,122

Sales and marketing expenses	2,553	2,356	5,023	4,637
General and administrative expenses	3,544	3,405	6,947	6,600
Research and development expenses	888	773	1,732	1,524
Amortization of intangible assets	444	418	886	830

Total operating expenses	7,429	6,952	14,588	13,591

Operating income	2,555	2,290	4,817	4,531

Other income (expense):
Foreign exchange	21	99	45	114
Interest expense	(107)	(161)	(168)	(304)
Interest income	84	55	140	95
Other, net	(5)	(32)	(11)	(59)

Other income (expense), net	(7)	(39)	6	(154)

Income from continuing operations before income taxes	2,548	2,251	4,823	4,377
Income taxes	533	466	1,066	984

Income from continuing operations	2,015	1,785	3,757	3,393
Discontinued operations, net of tax	(3,781)	(2,109)	(5,027)	(3,177)

Net income (loss)	$(1,766)	$(324)	$(1,270)	$216

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.07	$0.06	$0.12	$0.11
Discontinued operations	(0.12)	(0.07)	(0.16)	(0.10)

Basic earnings (loss) per common share	$(0.06)	$(0.01)	$(0.04)	$0.01

Diluted earnings per common share from continuing operations	$0.06	$0.06	$0.12	$0.11
Discontinued operations	(0.12)	(0.07)	(0.16)	(0.10)

Diluted earnings (loss) per common share	$(0.06)	$(0.01)	$(0.04)	$0.01

Weighted average common shares:
Basic	30,588	30,506	30,578	30,499

Diluted	31,437	31,039	31,416	31,095

Exhibit 3

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
US GAAP income from continuing operations	$2,015	$1,785	$3,757	$3,393
Adjustments:
Amortization of intangible assets	444	418	886	830
Stock-based compensation expense	576	415	1,018	821
Income taxes (A)	(590)	(572)	(1,100)	(1,052)

Non-GAAP adjusted income from continuing operations	$2,445	$2,046	$4,561	$3,992

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

Exhibit 4

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted

Diluted Earnings Per Common Share from Continuing Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
US GAAP diluted earnings per common share from continuing operations	$0.06	$0.06	$0.12	$0.11
Adjustments:
Amortization of intangible assets	0.01	0.01	0.03	0.03
Stock-based compensation expense	0.02	0.01	0.03	0.02
Income Taxes (A)	(0.02)	(0.01)	(0.04)	(0.03)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.08	$0.07	$0.15	$0.13

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

Exhibit 5

HARVARD BIOSCIENCE, INC.

Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)

(unaudited)

	For the Three Months Ended				For the Year Ended	Three Months Ended		For the Six Months Ended
	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	June 30, 2007
Organic growth	11.9%	11.2%	3.7%	7.8%	8.5%	-2.7%	4.4%	1.0%
Acquisitions	0.0%	0.0%	3.6%	7.6%	2.9%	7.7%	4.2%	5.9%
Foreign exchange effect	-4.2%	0.5%	3.0%	6.1%	1.6%	5.0%	3.6%	4.3%

Total revenue growth	7.7%	11.7%	10.3%	21.5%	13.0%	10.0%	12.2%	11.2%